UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT:  OCTOBER 28, 2009  (Date of earliest event reported)

ACCREDITED BUSINESS CONSOLIDATORS CORP.
(Exact name of registrant as specified in its charter)

PA                                                     0-27182                  25-1624305
    (State or other jurisdiction                          (Commission File         IRS Employer
           of incorporation)                                      Number)             Identification Number)

196 WEST ASHLAND STREET, DOYLESTOWN, PA 18901
(Address of principal executive offices)

267-864-7737
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if changed since last report)

ITEM 2.01  Completion of Acquisition of Assets

See below for additional details.

ITEM 8.01  Other Events

Accredited Business Consolidators Corp., trading as Italian Oven, Inc. (Pink Sheets:  IOVE) acquired 25% of the membership interest in Industrial Supply Company LLC in exchange for a five year marketing and consulting agreement.  ISC LLC, formed in Florida in 2008, created an extensive business plan to assist construction organizations acquire governmental benefits by shifting to environmentally friendly construction materials.  With the assistance of IOVE, the company believes it can bring its business plan to fruition.  ISC LLC, which is in the process of registering with the United States House of Representatives as a lobbyist organization, will focus on achieving benefits for eco-friendly companies such as increased carbon credits, tax deductions, grants, and mandates to use certain environmentally friendly products when fulfilling government contracts.    ISC LLC and IOVE will jointly create a new corporation that will provide services to eco-friendly construction organizations.  The entity will initially employ three paralegals with training in Congressional matters and a full time lobbying and marketing professional.  Investors are cautioned that this is a startup venture and the Company does not believe that revenues will be achieved until mid-2010.

 This transaction did not increase the number of shares of IOVE.  The total number of common shares outstanding is 436,399,500. 328,018,200 shares are in the public float, 70,546,600 shares are restricted in certificate form, and 37,834,700 shares are unrestricted but in certificate form.  There will be no increase in common shares until at least April, 2010.

This is not an offer to sell securities and the Company is not issuing common stock for any purpose.  Statements made are forward-looking subject to risks and uncertainties.  Statements included are made on the date hereof. The company undertakes no obligation to update such statements to reflect subsequent events or circumstances. Results could differ materially from anticipated results.  Pay careful attention to all announcements and filings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be
signed on its behalf by the undersigned hereunto duly authorized.

Dated:   October 28, 2009

ACCREDITED BUSINESS CONSOLIDATORS CORP.

By: /s/ Joanna Chmielewska
Joanna Chmielewska, President

Twitter:  italianoven

fax:  1-267-371-5168